Exhibit 99.1

Agro Merchants Global, L.P.

Consolidated Financial Statements

December 31, 2019

Agro Merchants Global, L.P.

Index

December 31, 2019

Page(s)
Report of Independent Auditors	1–2

Consolidated Financial Statements

Balance Sheet	3

Statement of Operations	4

Statement of Comprehensive Loss	5

Statement of Partners’ Capital	6

Statement of Cash Flows	7–8

Notes to Financial Statements	9–48

Report of Independent Auditors

To the Board of Directors of Agro Merchants Global, L.P.

We have audited the accompanying consolidated financial statements of Agro Merchants Global, L.P. and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, of comprehensive loss, of partners’ capital and of cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Agro Merchants Global, L.P. and its subsidiaries as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP, 1075 Peachtree Street, Suite 2600, Atlanta, GA 30309 T: (678) 419 1000, F: (678) 419 1239, www.pwc.com/us

Emphasis of Matter

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for restricted cash within the consolidated statement of cash flows in 2019. Our opinion is not modified with respect to this matter.

April 30, 2020

Agro Merchants Global, L.P.

Consolidated Balance Sheet

Amounts in thousands

Assets
Current assets
Cash and cash equivalents	$19,213
Restricted cash	7,772
Accounts receivable, net of allowance for doubtful accounts of $2,088	84,959
Inventories, net	5,790
Prepaid expenses and other current assets	19,889

Total current assets	137,623
Property, plant and equipment, net	567,794
Investment in unconsolidated subsidiary	21,121
Goodwill, net	71,158
Intangible assets, net	78,948
Noncurrent deferred income tax assets	4,716
Other long-term assets	9,017

Total assets	$890,377

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$43,641
Accrued liabilities	31,070
Deferred revenues	3,825
Revolving credit facilities	4,904
Current maturities of long-term and related party debt	8,607
Current portion of sale-leaseback financing obligation	1,461
Current portion of capital lease obligations	8,267
Income tax payable	541

Total current liabilities	102,316
Revolving credit facilities, less current maturities	17,077
Long-term and related party debt, less current maturities	494,229
Sale-leaseback financing obligation, less current portion	73,060
Capital lease obligations, less current portion	23,786
Noncurrent deferred income tax liabilities	34,077
Other long-term liabilities	10,481

Total liabilities	755,026

Commitments and Contingencies (Note 11,12, 21)
Redeemable noncontrolling interest	5,367

Partners’ Capital
Partners’ capital	166,800
Accumulated other comprehensive loss	(36,816)

Total partners’ capital	129,984

Total liabilities and partners’ capital	$890,377

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Consolidated Statement of Operations

Amounts in thousands

Net revenues	$521,193

Operating expenses
Cost of operations	390,736
Facility leases	18,995
Selling, general and administrative	56,276
Share-based compensation	5,309
Depreciation and amortization	61,602
Impairment of goodwill and intangibles	1,945
Business acquisition and organization costs	3,911

Total operating expenses	538,774

Operating loss	(17,581)

Other income (expense)
Other income, net	15,180
Interest expense, net	(41,952)

Total other expense	(26,772)

Net loss before taxation	(44,353)
Income tax benefit	2,852

Net loss after taxation	(41,501)
Equity loss of equity-method investment	(430)

Net loss	(41,931)
Net loss attributable to noncontrolling interest	(196)

Net loss attributable to partners of
Agro Merchants Global, L.P.	$(41,735)

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Consolidated Statement of Comprehensive Loss

Amounts in thousands

Net loss attributable to partners of
Agro Merchants Global, L.P. (a)	$(41,735)

Other comprehensive loss, net of taxes
Foreign currency translation adjustment (a)	(13,493)
Changes in net pension and other post retirement benefits	52

Total other comprehensive loss, net of taxes	(13,441)

Comprehensive loss attributable to partners of Agro Merchants Global, L.P.	$(55,176)

(a)

Net loss attributable to partners of Agro Merchants Global, L.P. excludes net loss of $196 for the year ended December 31, 2019, relating to the redeemable noncontrolling interest which is reflected in temporary equity in the Consolidated Balance Sheet. Foreign currency translation adjustment also excludes $(425) for the year ended December 31, 2019 relating to redeemable noncontrolling interest.

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Consolidated Statement of Partners’ Capital

Amounts in thousands

	Partners’ Capital				Accumulated Other Comprehensive Loss
	A-1 Units	A-2 Units	B Units	Accumulated Deficit		Partners’ Capital
Balances at December 31, 2018	339,263	3,490	718	(135,648)	(23,375)	$184,448
Capital contributions	150	—	—	—	—	150
Net loss (a)	—	—	—	(41,735)	—	(41,735)
Changes in net pension and other post retirement benefits	—	—	—	—	52	52
Foreign currency translation adjustment (a)	—	—	—	—	(13,493)	(13,493)
Adjustment to put right to redemption value	—	—	—	887	—	887
Distributions to redeemable noncontrolling interest	—	—	—	(105)	—	(105)
Repurchases of A-1 units and A-2 units	(1,812)	—	—	—	—	(1,812)
A-1 unit based compensation	900	—	—	—	—	900
A-2 unit based compensation	—	6	—	—	—	6
B unit based compensation	—	—	686	—	—	686

Balances at December 31, 2019	$338,501	$3,496	$1,404	$(176,601)	$(36,816)	$129,984

(a)

Net loss excludes net loss of $196 for the year ended December 31, 2019, relating to the redeemable noncontrolling interest which is reflected in temporary equity in the Consolidated Balance Sheet. Foreign currency translation adjustment excludes $(425) for the year ended December 31, 2019 relating to redeemable noncontrolling interest.

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Consolidated Statement of Cash Flows

Amounts in thousands

Cash Flows From Operating Activities
Net loss	$(41,931)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	61,602
Amortization of deferred financing and debt issuance costs	2,989
Share-based compensation	5,309
Impairment of goodwill and intangibles	1,945
Equity loss from equity-method investment	430
Unrealized loss on foreign exchange	(1,459)
Deferred income taxes	(4,024)
Provision for doubtful accounts receivables	(2,141)
Provision for losses on inventory	31
Loss on disposal of property, plant and equipment	1,211
Unrealized gain on derivatives	(14,085)
Changes in operating assets and liabilities, excluding the effect of acquisitions
Accounts receivable	(4,665)
Inventory	(1,666)
Prepaid expenses	2,410
Accounts payable	(1,642)
Accrued liabilities	5,845
Deferred revenue	(614)
Income tax payable	122
Pension and other post retirement benefits	(4)
Other	1,778

Net cash provided by operating activities	11,441

Cash Flows From Investing Activities
Acquisition of businesses, net of cash acquired	(19,714)
Acquisition of property, plant and equipment	(46,287)
Proceeds from sale of property, plant and equipment	827

Net cash used in investing activities	(65,174)

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Consolidated Statement of Cash Flows

Amounts in thousands

Cash Flows From Financing Activities
Proceeds from long-term and related party borrowings	77,176
Proceeds from revolving credit facilities	53,023
Repayments of long-term and related party borrowings	(12,407)
Payments of revolving credit facilities	(42,862)
Payments of capital lease obligations	(8,491)
Payments of sale-leaseback financing obligations	(1,662)
Payments of deferred acquisition consideration	(101)
Distributions paid to redeemable noncontrolling interest	(282)
Repurchase of units	(6,179)
Partners’ capital contributions	150

Net cash provided by financing activities	58,365
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(297)

Net increase in cash, cash equivalents and restricted cash	4,335
Cash, cash equivalents and restricted cash at the beginning of year	22,650

Cash, cash equivalents and restricted cash at the end of year	$26,985

Supplemental disclosures of cash flow information
Cash paid during the year for
Interest paid	$38,848
Income taxes refunded	(267)
Schedule of noncash investing and financing transactions
Additions to property, plant and equipment included in accounts payable	1,791
Acquisition of property, plant and equipment under capital leases	12,381
Adjustment of put right to redemption value	(887)
Dividends declared by subsidiary attributable to noncontrolling interest	105
Working capital settlement receivable	500

The accompanying notes are an integral part of these consolidated financial statements

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

1.	Business

Agro Merchants Global, L.P. and its subsidiaries (collectively the “Company”, “Agro Global” “we” or “us”) provide cold chain logistic services to its customers which include storage, packaging, material handling, blast freezing, and certain transportation and logistics with an emphasis on the import/export of food related product handling services.

The Company was formed as a Cayman Islands exempted limited partnership on July 22, 2013. As of December 31, 2019, 87.18% of the Company was owned by funds managed by Oaktree Capital Management, L.P. (the “Parent”) and 12.82% were owned by other limited partners.

The Company owns and operates through its indirectly owned subsidiaries Agro Merchants North America Holdings, LLC. (“Agro NA”), Agro Merchants European Holdings, L.P. (“Agro EU”), Agro Merchants LATAM Holdings, L.P. (“Agro LATAM”) and Agro Merchants APAC S.à r.l. (Agro APAC) modern temperature-controlled warehouses and distribution space across the United States, Europe, South America and Australia.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”). The accounting policies set out below have been applied consistently to the period presented in these consolidated financial statements with the exception of the changes in accounting principles described in Note 3, Changes in Accounting Principles. The consolidated financial statements include the accounts and activities of the Company and its subsidiaries. Fifty percent or less owned companies, which are not variable interest entities of which the Company is the primary beneficiary, and for which the Company exercises significant influence but does not control, are accounted for under the equity method. Intercompany accounts and transactions among entities included in the consolidated financial statements have been eliminated.

Foreign currency translation

The consolidated financial statements are presented in United States dollars (“US Dollar”), which is the functional and reporting currency of the Company. Local currencies generally are considered the functional currencies for subsidiaries located outside the United States. In preparing the consolidated financial statements, the balances in individual group companies are translated from their functional currency into US Dollar.

Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates, whereas equity items are translated at the prevailing historical rate. Income and expense items are translated at average monthly exchange rates of each applicable month. The cash flow statement is translated at an average year-to-date exchange rate. The effect of exchange rate changes during the year on net assets of foreign operations is recorded as cumulative translation adjustments as a component of accumulated other comprehensive loss in the Consolidated Statement of Partners’ Capital.

Realized and unrealized foreign currency gains and losses arising from transactions denominated in currencies other than a subsidiary’s functional currency are recorded in earnings with the exception of intercompany transactions that are considered to be of a long-term investment nature. Gains and losses arising from these transactions are included in accumulated other comprehensive loss.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Foreign Currency Transaction Gains and Losses

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the Consolidated Statement of Operations in other income (expense), net and primarily relate to unrealized gains (losses) associated with US dollar denominated debt recorded in the functional currencies of subsidiaries in Europe and Australia. Net foreign currency transaction loss included in the determination of net loss was approximately $1.41 million for the year ended December 31, 2019.

Management’s Estimates and Assumptions

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to the assignment of values to assets and liabilities in purchase accounting, asset estimated useful lives and impairments (including estimates of future cash flows), valuation of employee benefit obligations, bad debts, excess/obsolete inventory reserves, and reserves for contingencies and litigation. Management bases estimates on the Company’s historical experience, information provided by third-party experts, and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ materially from these estimates.

Revenue Recognition

Refer to Note 3, Change in Accounting Principles, for information regarding the Company’s adoption of ASC 606, Revenues from Contracts with Customers.

Under ASC 606, Revenues from Contracts with Customers, the Company analyzes and takes under consideration all relevant facts and circumstances to apply the five-step model established under ASC 606 to customer contracts: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue. Additionally, the Company evaluates the incremental costs of obtaining a contract and the costs incurred to comply with a contract. The Company recognizes revenues when the steps established in ASC 606 have been satisfactorily complied with.

The Company’s primary source of revenues consists of lease, storage and warehouse services fees. The Company also earns revenues for transportation and product sales. Lease and storage revenues consist of recurring, periodic charges related to the storage of frozen and perishable food and other products in our warehouses. We also provide these customers with a wide array of handling and other warehouse services, such as (1) receipt, handling and placement of products into our warehouses for storage and preservation, (2) retrieval of products, (3) blast freezing, (4) case-picking, (5) repackaging and labeling services, (6) order assembly and load consolidation, (7) exporting and importing support services, (8) container handling, (9) cross-docking, and (10) government-approved temperature-controlled storage and inspection services. The Company recognizes revenues relating to rent and storage over time as the customer benefits equally throughout the period until the contract term expires. Typically, revenue is recognized over time for storage using an input measure (e.g. passage or amount of time). We may charge our customers in advance for storage and outbound handling fees. Revenue is recognized at a point in time upon completion of the services for most auxiliary services (repacking, palletizing, shrink wrap, etc.).

Transportation revenues consist of fees for services provided in arranging transportation of customer products via third-party carriers or via Company trucks. Revenues associated with providing transportation services are recognized over time as the customer benefits equally through the period until the contracted service is completed. Typically, revenue is recognized over time using an input measure (e.g. passage or amount of time).

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Revenues associated with product sales relate to the sourcing and resale of goods to third-party customers. Revenues from product sales are recognized upon shipment of the goods to the customer which is typically when control has transferred to the customer.

We evaluate whether it is appropriate to record the gross amount or net amount for product sales or services and related costs or the net amount earned. Generally, when we obtain control of a good from a third party before transferring it to a customer, when we have the ability to direct a third party to provide a service to the customer on our behalf, or when we combine a good or service to provide a specific good to a customer. We generally record the net amounts earned if we do not obtain control of a good or service. Transportation revenue and expenses are recorded on the gross basis upon shipment of the product when the Company is the principal in the arrangement of transportation services for its customers for movement of product to and from various locations such as the Company’s warehouses, third-party facilities and customers’ facilities. If the Company is not the principal in the arrangement, we record the net amounts earned.

Payment terms under the Company’s arrangement are short term in nature, generally no longer than 60 days. The Company does provide prompt payment discounts to certain customers if invoices are paid within a predetermined period. Prompt payment discounts are recorded as a reduction in sales. The Company has incentive agreements (rebates) with certain of its transportation customers, which are generally based on sales volume thresholds negotiated with those customers which are defined as variable consideration. The Company records estimated rebates to customers as a reduction to gross sales as customer revenue is recognized.

The Company has no material warranties or obligations for allowances, refunds or other similar obligations.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid financial instruments having a remaining maturity of three months or less when purchased to be cash equivalents. Management’s decisions on the level of cash and cash equivalents are influenced by, among other things, the Company’s investment objectives and the global credit and capital markets. Restricted cash represents deposits placed with banks which are restricted as to withdrawal or usage.

Refer to Note 3, Change in Accounting Principles, which discusses the Company’s adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheet that sum to the total of the same such amounts shown in the Consolidated Statement of Cash Flows:

Cash and cash equivalents	$19,213
Restricted cash	7,772

Total cash, cash equivalents, and restricted cash shown in the statement of cash flows	$26,985

Business Combinations

We account for our business combinations using the acquisition method of accounting. The cost of each acquired business is allocated to the individual tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. The assessment of the estimated fair values of assets and liabilities acquired requires us to make certain assumptions regarding the use of the acquired assets, anticipated cash flows, probabilities of cash flows, discount rates and other factors. The purchase price allocation may be revised during a measurement period as necessary when, and if, information becomes available to revise the fair values of the assets acquired and the liabilities assumed. Should information become available after the measurement period indicating that an adjustment to the purchase price allocation is appropriate, that adjustment will be included in our Consolidated Statement of Operations. The measurement period will not exceed one year from the date of the acquisition.

Purchase price consideration paid by the Company in business combinations may consist of cash and contingent consideration, such as earnouts tied to financial performance. Contingent consideration is subjected to the Company’s determination of the fair value of the consideration at the date of the acquisition.

Transaction costs related to business combinations are included in business acquisition and organization costs in our Consolidated Statement of Operations as incurred.

Property, Plant and Equipment, Net

Property, plant and equipment acquired in business acquisitions are recorded at fair value as determined by management. A combination of the cost, comparable sale, and income approaches are used to determine asset values, depending on the type of asset. Considerations and assumptions included, among other things, the assets’ estimated replacement costs; market prices for comparable properties; future cash flows to be derived from the use of the assets; the assets’ current and estimated remaining age, location and condition; and similar items.

Property, plant and equipment not acquired in business acquisitions are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets which range from five to forty years. Leasehold improvements are amortized over the lesser of the asset’s useful life or the remainder of the lease term. Expenditures for repairs, maintenance and renewals are charged to expenses as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized and depreciated over the asset’s remaining useful life. When properties are retired or disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in our Consolidated Statement of Operations.

The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the assets, which is generally based on discounted cash flows. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Company capitalizes the costs of constructing a new facility as construction in progress until the facility is placed into service. Construction in progress includes land acquisition and preparation costs, building and engineering costs and equipment. The Company capitalizes interest on loans based on a measure of cost for financing the asset’s acquisition in terms of the interest cost incurred that otherwise could have been avoided, using either a weighted average capitalization rate for all borrowings or the rate of a specific borrowing if it is specifically associated with an asset being constructed.

Asset categories and the related useful lives used for depreciation are as follows:

• Buildings and Improvements	7 to 40 years
• Machinery and Equipment	7 to 15 years
• Leasehold Improvements	Up to 15 years
• Furniture and Fixtures	Up to 5 years

Allowance for Doubtful Accounts

Accounts receivable are reported net of the allowance for doubtful accounts in the accompanying Consolidated Balance Sheet. The Company provides for estimated losses on accounts receivable based on prior bad debt experience and a review of existing accounts receivable balances. Based on these factors, there is an allowance for doubtful accounts of approximately $2.1 million as of December 31, 2019.

Inventories, Net

Inventories are stated at the lower of cost or net realizable value, with cost determined under the first-in-first-out basis. There is a reserve for excess and obsolete inventory of approximately $256 as of December 31, 2019.

Goodwill

The Company accounts for goodwill in a business combination as the excess of the cost over the fair value of net assets acquired.

On January 1, 2018, the Company adopted ASU 2014-02, Intangibles – Goodwill and Other (Topic 350): Accounting for Goodwill, which provides an accounting alternative for private companies related to the subsequent accounting for goodwill. The Company has applied this change in accounting policy prospectively and will amortize goodwill on a straight-line basis over 10 years. Pursuant to the accounting alternative, the Company has elected to test goodwill at the entity level upon the occurrence of an event or circumstance that may indicate the fair value of the entity is less than its carrying amount. Examples of such events or circumstances may include a significant change in business climate or loss of significant customers.

Upon a triggering event and in accordance with ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, we measure goodwill impairment as the amount by which the entity’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. We determine the fair value of the entity using a discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates and the amount and timing of expected future cash flows. The cash flows employed in the DCF analysis are based on our most recent budget and, for the years beyond the budget, based on assumed growth rates. In addition, the Company utilizes a market-based approach evaluating comparable company public trading values in order to validate that the fair value derived from the discounted cash flow analysis was comparable to our market peers.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Any impairment loss would be recorded in operating expenses in the Consolidated Statement of Operations.

Goodwill is further discussed in Note 8, Goodwill and Intangible Assets.

Impairment of Long-Lived Assets and Definite-Lived Intangible Assets

Pursuant to Impairment of Long-Lived Assets Topic of ASC 360, Property, Plant, and Equipment, the Company periodically evaluates long-lived assets, including property, plant, and equipment and definite-lived intangible assets, whenever events or changes in conditions indicate that the carrying value may not be recoverable.

An impairment condition exists when the carrying value of a long-lived asset or asset group exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset, or asset group. Estimating future cash flows requires the Company to make certain judgments regarding future economic conditions, product demand, and pricing. Although the Company believes its estimates are appropriate, significant differences in the actual performance of the asset or group of assets may materially affect the Company’s future asset values and results of operations.

Definite-lived intangible assets consist of customer relationships and trade names. The Company amortizes the fair value of customer relationships over their estimated useful lives ranging from 12 to 24 years, and trade names over 5 years. The Company reviews intangible assets with finite lives for impairment when events or circumstances indicate these assets might be impaired. When warranted, the Company tests intangible assets with finite lives for impairment using historical cash flows and other relevant facts and circumstances as the primary basis for an estimate of future cash flows. During the year ended December 31, 2019, the company recorded an impairment of $1.9 million.

Definite-lived intangible assets are valued using income based methods. The Multi-Period Excess Earning Method (“MPEEM”) is used to value the customer relationships. Under such method, the fair value of the asset reflects the present value of the projected stream of net cash flows that the asset will generate over the projection period. Assumptions key in estimating fair value under this method include, but are not limited to, projected revenues and growth rates, operating expenditures, capital expenditures, contributory asset charge rates, tax rates and discount rate. The Relief-from-Royalty Method is used to determine the initial fair value of trade names. This method is based on the assumption that a market participant would pay an assumed royalty rate (as a percent of revenue) to license our trade names in an arms-length transaction. The most significant assumptions under the relief of royalty method used to value trade names include: estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit.

The method used for impairment testing purposes is consistent with the valuation method employed at acquisition of the intangible asset.

Deferred Financing Costs

These costs primarily consist of lender fees, legal fees and other professional services and are capitalized as deferred financing costs. Deferred financing costs are presented in the Consolidated Balance Sheet as a direct deduction from the carrying value of the associated debt liability and amortized to interest expense in the Consolidated Statement of Operations, in accordance with the recently ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The costs related to the term loans are amortized using the effective interest method. The costs related to the revolving credit facilities are amortized using the straight-line method over the period until maturity. Deferred financing costs are being amortized to interest expense over the term of the facilities. Amortization expense related to the Company’s deferred financing costs was approximately $3.0 million in 2019.

Government Grants

Government grants are recognized when received and all the conditions for their receipt have been met.

Specifically, government grants whose primary condition is that the Company should purchase, construct or otherwise acquire noncurrent assets is recognized on the Consolidated Balance Sheet as deferred grant income. The revenue from such grants is recognized in the Consolidated Statement of Operations over the life of the related depreciable asset as a reduction of depreciation expense.

Accrued Liabilities

The Company accrues expenses related to contingent consideration, utilities, rent, property taxes, health care costs, interest payments due, deferred rent, insurance, claims, freight and transportation costs, and professional services as incurred.

Noncontrolling Interests

Noncontrolling interests represent the outstanding ownership interests in our consolidated subsidiaries that are not owned by us. In our Consolidated Statement of Operations, the noncontrolling interest in the net loss of our consolidated subsidiaries is shown as an allocation of our consolidated net loss and is presented separately as “Net loss attributable to noncontrolling interests.”

The Company accounts for redeemable noncontrolling interests in accordance with ASC 480, Distinguishing Liabilities from Equity, because their exercise is outside the control of the Company. Since redemption of the noncontrolling interest is outside of the Company’s control, this interest is presented on the Consolidated Balance Sheet in the mezzanine section under the caption redeemable noncontrolling interest.

Changes in the Company’s ownership interest in a subsidiary while control is maintained by the Company, is accounted for as an equity transaction under the guidance of ASC 810, Consolidation, and no gain or loss is recognized in the Consolidated Statement of Operations.

Equity Method Investments

We account for all investments which we do not control, but do have the ability to exercise significant influence using the equity method of accounting. The carrying value of equity-method investments is determined based on the original amounts invested by us, adjusted for the equity in earnings or losses of the investee allocated based on the respective agreement, less distributions received.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

We evaluate our equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. An equity method investment is written down to fair value if there is evidence of a loss in value which is other than temporary. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than temporary decline has occurred, such as: the length of the time and the extent to which the estimated fair value or market value has been below the carrying value, the financial condition and the near-term prospects of the investment, the intent and ability of the Company to retain its investment in the investee for a period of time sufficient to allow for any anticipated recovery in the market value and general market conditions. The estimation of fair value and whether an other-than temporary impairment has occurred requires the application of significant judgment and future results may vary from current assumption.

On disposal of equity method investments, the difference between the proceeds received and the carrying amounts of the investments are recognized in the Consolidated Statement of Operations.

Income Taxes

The Company’s provision for income taxes was prepared under the accounting principles prescribed in ASC 740, Income Taxes.

Current Income Taxes

Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period. Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted at the balance sheet date.

Uncertain Tax Positions

Uncertain tax positions are recognized in the consolidated financial statements for positions which are considered more likely than not of being sustained based on the technical merits of the position on audit by the tax authorities. The measurement of the tax benefit recognized in the consolidated financial statements is based upon the largest amount of tax benefit that, in management’s judgment, is greater than 50% likely of being realized based on a cumulative probability assessment of the possible outcomes. The Company reflects interest on unrecognized tax benefits and penalties as a component of income tax expense, while interest and penalties that are accrued are included in the corresponding tax liability in the Consolidated Balance Sheet.

Deferred Income Taxes

Deferred tax assets and liabilities are recognized for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce income tax expense.

Leases

The Company accounts for leases in which it has substantially all of the benefits and risks of ownership as capital leases and all other leases as operating leases. For leases determined to be capital leases, the Company records the assets held under capital lease and the related obligations at the present value of aggregate future minimum lease payments. Assets acquired under capital leases are amortized over the lesser of the useful life of the asset or the lease term.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Certain lease agreements contain free or escalating rent payment provisions. The Company recognizes rent expense under such leases on a straight-line basis over the term of the lease with the difference between the expense and the payments recorded as deferred rent on the Consolidated Balance Sheet. Lease renewal periods are considered on a lease-by-lease basis in determining the lease term and are generally not included in the period of straight-line recognition of rent expense.

Comprehensive Loss

Total comprehensive loss and the components of accumulated other comprehensive loss are presented in the Consolidated Statement of Comprehensive Loss and the Consolidated Statement of Partners’ Capital. Accumulated other comprehensive loss is composed of foreign currency translation effects, changes in defined benefit pension and postretirement plans and unrealized and realized gains and losses associated with derivatives that are designated net investment hedges as included in foreign current translation adjustments reported.

Derivatives and Hedging Activities

The Company accounts for derivatives and hedging activities in accordance with ASC 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company uses interest rate swaps to manage risks generally associated with interest rate volatility and cross-currency swaps to manage risks generally associated with foreign currency rate volatility.

The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the derivative, based upon the exposure being hedged, as a cash flow hedge, a fair value hedge or a hedge of a net investment in a foreign operation. The Company has certain cross-currency swaps that are designated net investment hedges. A net investment hedge refers to the use of cross-currency swaps, forward contracts or foreign currency denominated debt to hedge portions of our net investments in foreign operations.

For hedges that meet the effectiveness requirements, for the effective portion, the net gains or losses attributable to changes in spot exchange rates are recorded in the cumulative translation adjustment within the Consolidated Statement of Comprehensive Loss. The portion that is ineffective is recorded in the Consolidated Statement of Operations.

The Company has designated certain cross-currency swaps as net investment hedges in foreign operations. Other cross-currency swaps not designated as net investment hedges reflect changes in their respective fair values in the accompanying Consolidated Statement of Operations as a component of other income (expense), net. The Company’s interest rate swaps are not designated as hedges and thus changes in the fair values are recorded in the accompanying Consolidated Statement of Operations as a component of interest expense, net.

Unit Based Compensation – Class A-1, Class A-2, and Class B Units

Agro Global has issued and outstanding Class A-1 Units with certain members of management as part of a management incentive program. The Class A-1 Units are subject continued employment and ratable vesting for 80% of the award with the remaining 20% vesting upon a change in control.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

In the event that an employee ceases to be employed by the Company or its affiliates, unvested Class A-1 Units shall be automatically forfeited. Class A-1 Units have voting rights.

Agro Global has issued and outstanding Class A-2 Units. In the event that an employee ceases to be employed by the Company or its affiliates, unvested Class A-2 Units shall be automatically forfeited. The Class A-2 vests ratably over the service period. Class A-2 Units have no voting rights.

Agro Global has issued Class B Units that are intended to represent “profits interests”. The Class B Units participate in pro rata distributions after the Class A-1 and Class A-2 Units have received (1) the preferred return, and (2) return of original capital investment. The Class B Units are subject to ratable vesting over four years of continued employment. In the event that an employee ceases to be employed by the Company or its affiliates, unvested Class B Units shall be automatically forfeited.

All Class A-1 Units, Class A-2 Units and Class B Units have call rights that may be exercised upon an employees termination. The Company does not currently believe it is probable that the call right will be exercised. As such, we believe it is appropriate to classify these awards as equity awards under ASC 718, Compensation – Stock Compensation. In the event that an employee terminates and the Company exercises the call within six months of vesting, the award will be reclassified as a liability in accordance with ASC 718 Compensation – Stock Compensation. See Note 17, Share- Based Compensation, for additional information.

Employee Benefit Obligations

Most of the Company’s employees participate in a defined contribution retirement plan, and additional certain employees are eligible to participate in other post-retirement compensation plans that are payable upon the termination of an employee’s employment and/or upon the retirement of the employee.

In accordance with ASC 715, Compensation – Retirement Benefits, the funded or unfunded status of our post-retirement benefit obligation on our December 31, 2019 Consolidated Balance Sheet is based on the difference between the market value of the plan assets and the actuarial present value of our retirement obligation on that date.

The market value of plan assets is measured at the end of the Company’s financial year. The benefit obligation is determined based upon an actuarial estimate of the present value of the pension benefits to be paid to current employees. To accomplish this, the Company makes assumptions about the life expectancy, estimated retirement age, employee turnover, discount rate, estimated future compensation and expected return on plan assets. The Company reevaluates all assumptions annually and makes modification to the assumptions based on current rates and trends when appropriate. If actual results are not consistent with actuarial assumptions, the amounts recognized for the defined benefit plans could change significantly. Changes in the funded status is recognized in the year in which they occur and any such changes are reported in other comprehensive loss and as a separate component of Partners’ Capital.

Advertising Costs

We expense all advertising costs as incurred. Advertising costs during the year ended December 31, 2019 was approximately $310.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash with high quality credit institutions. At times, such cash balances may be in excess of the federally insured insurance limits. Management continually monitors accounts receivable balances and believes that its exposure to accounts receivable credit risk is limited.

Fair Value of Financial Instruments

Fair value, as defined in US GAAP, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). US GAAP also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date.

The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial instruments included in our consolidated financial statements are comprised of cash and cash equivalents, investments in marketable securities, accounts receivable, accounts payable, accrued liabilities, long-term debt, interest rate swap contracts, cross-currency swap contracts and contingent consideration. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of those instruments. Pension plan assets invested in insurance contracts are considered Level 3.

We recognize contingent purchase price consideration at fair value at the acquisition date. The acquisition date fair value is measured based on the consideration expected to be transferred (probability-weighted), discounted to present value. The discount rate used is determined at the time of measurement and interpolated from the BBB US composite yields for the corresponding periods. The fair value of the contingent milestone consideration is remeasured at the estimated fair value at the end of each reporting period. Therefore, any changes in the fair value will impact our earnings in such reporting period, thereby resulting in potential variability in our earnings until such contingencies are resolved.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Recent Accounting Pronouncements

The Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, effective January 1, 2019. Refer to Note 3 Change in Accounting Principles for additional information.

The Company adopted ASC 606—Revenue Recognition from Contracts with Customers, effective January 1, 2019. Refer to Note 2 for additional information regarding revenue recognition under this change as well as Note 3 Change in Accounting Principles for additional information.

The Company adopted ASU 2017-01 Business Combinations (Topic 805): Clarifying the Definition of a Business. The definition of a business affects many areas of accounting (e.g., acquisitions, disposals, goodwill impairment, consolidation). When substantially all the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. To be considered a business, an acquisition would have to include an input and a substantive process that together significantly contribute to the ability to create outputs. The new guidance provides a framework to evaluate when an input and a substantive process are present (including for early stage companies that have not generated outputs). To be a business without outputs, there will now need to be an organized workforce. The adoption of this guidance did not have a material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The new standard establishes two types of leases for lessees: finance and operating. Both finance and operating leases will have associated right-of-use assets and liabilities initially measured at the present value of the lease payments. In July 2018, the FASB issued update ASU 2018-11 that allows entities to initially apply the new leases standard prospectively at the adoption date with a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption as necessary. In November 2019, the FASB delayed the effective dates for implementing the leasing standard by one year for all non-public companies. The Company will adopt this standard beginning first quarter 2021, and anticipates adopting under the optional prospective method. In preparation for adoption, management continues lease accounting system testing and development of related internal controls and disclosures.

We have reviewed other recently issued accounting pronouncements and concluded that they are either not applicable to our business or that no material effect is expected because of future adoption.

3.	Change in Accounting Principles

The Company has adopted ASC 606, Revenues from Contracts with Customers, effective January 1, 2019. As a result, the Company has changed its accounting policy for revenue recognition as detailed in Note 2, Summary of Significant Accounting Policies, and Note 12, Revenue from Contracts with Customers. The Company applied ASC 606 using the modified retrospective method and determined that the standard did not have a material impact to the amount or timing of revenue recognized for its revenue arrangements. Additionally, the Company did not make any cumulative effect adjustments to the Consolidated Balance Sheet upon adoption.

The Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, effective January 1, 2019. This new guidance requires that restricted cash and restricted cash equivalents be presented together with unrestricted cash and cash equivalents in the statement of cash flow.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, effective January 1, 2019. This new guidance is intended to reduce diversity in practice in how certain cash receipts and cash payments are classified in the statement of cash flows. The guidance addresses the statement of cash flows reporting for seven specific types of transactions, including cash payments for debt prepayment or debt extinguishment costs, the settlement of zero coupon debt instruments, and settlement of contingent consideration, among others. It also outlines that in the absence of specific guidance, an entity should classify each separately identifiable cash inflow or outflow based on its underlying nature. For cash flows with aspects of more than one type (e.g., operating and investing) that cannot be separated, the classification should be based on the activity that is likely to be the predominant source or use of cash. The adoption of this guidance did not have a material impact on the consolidated financial statements.

4.	Business Combinations

2019 Acquisitions

Cool-Pak Solutions

On May 3, 2019, the Company’s wholly-owned subsidiary Agro Merchants Carson, LLC (“Agro Carson”), a Delaware limited liability company, entered into an asset purchase agreement to acquire the operating assets of Cool-Pak Solutions, L.P. (“Cool-Pak”), a Nevada limited partnership. Cool-Pak operates storage and repacking services based in the Port of Long Beach, California. This transaction expands the Company’s service capabilities on the West Coast and reinforces its industry position in fresh produce repacking operations. The financial results of Agro Carson have been included in our consolidated financial results from the date of acquisition.

The total purchase consideration was $10.09 million in cash. A net working capital adjustment receivable at December 31, 2019 decreased consideration transferred by $500. We incurred approximately $67 in acquisition related costs.

The Company recognized amortizable trade name intangible assets and customer relationships intangible assets as part of the acquisition. The Company will amortize the trade name over five years, and the customer relationships over twelve years.

The following table summarizes the consideration transferred to acquire the Cool-Pak assets and liabilities based on their estimated fair value at the acquisition date:

Fair valuation of consideration transferred
Total consideration transferred	$9,592

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	406
Inventory	196
Long-term deposits	65
Property, plant and equipment	2,425
Intangible assets subject to amortization	4,900
Accounts payable	(790)
Accrued expense and other current liabilities	(322)

Net recognized amounts of identifiable assets acquired	6,880

Goodwill	$2,712

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Valencia, Sines and Leixões

On June 4, 2019, the Company entered into a share purchase agreement for the acquisition of the three Iberia based cold store facilities from Friopuerto Investment, S.L. The three acquired cold stores are located in Valencia, Spain, Sines and Leixões, Portugal. This transaction expands the Company’s footprint and service capabilities within the Iberian region and reinforces the company’s position in the import/export arena to support international trade. The three new facilities have transitioned to operate under the AGRO Merchants brand.

The acquisition of the three business in Spain and Portugal were executed by the Company’s wholly-owned subsidiary (i) Agro Merchants Spain, S.A.(“Agro Spain”), a company duly incorporated under the laws of the Kingdom of Spain and ii) Agro Merchants Portugal S.G.P.S., S.A.(“Agro Portugal”), a company duly incorporated under the laws of the Portuguese Republic. Agro Spain acquired all the issued and outstanding shares of Frio Puerto Valencia, S.L., a Spanish limited liability company. Agro Portugal acquired all the issued and outstanding shares of FP Sines Unipessoal Lda and FP Leixões Lda; both are Portuguese private limited liability companies. The financial results of the three acquired businesses have been included in our consolidated financial results from the date of acquisition.

The total purchase consideration was $9.6 million in cash. A net working capital adjustment decreased consideration transferred by $26. We incurred approximately $116 in acquisition related costs. These costs are included within expenses in connection with business acquisition and organization costs in the Consolidated Statement of Operations.

The Company recognized amortizable trade name intangible assets and customer relationships intangible assets as part of the acquisition. The Company will amortize the trade name over five years, and the customer relationships over twelve years.

The following table summarizes the consideration transferred to acquire the three businesses in Spain and Portugal based on its estimated fair value at the acquisition date:

Fair valuation of consideration transferred
Total consideration transferred	$9,596
Less cash acquired	(787)

Total fair value of consideration transferred	8,809

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	855
Prepaid and other current assets	138
Property, plant and equipment	8,705
Deferred income taxes	448
Intangible assets subject to amortization	428
Accounts payable	(519)
Accrued expense and other current liabilities	(1,290)
Long term debt	(480)
Other long term liabilities	(16)

Net recognized amounts of identifiable assets acquired	8,269

Goodwill	$540

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

2018 Acquisitions

Harmony Leasing

On July 31, 2018, the Company’s wholly-owned subsidiary Agro NAI Holdings, LLC (“Agro NAI”), a Delaware limited liability company, entered into a purchase agreement pursuant to which Agro NAI acquired all the issued and outstanding shares of Harmony Leasing, Inc. (“Harmony”), a New Jersey corporation. Harmony operates a regional meat delivery service in the Northeast United States. Its operations are split between port drayage services and outbound transportation to distribution centers and processing facilities. The primary reason for the acquisition was to enhance our existing operations and service offerings in the United States. The financial results of Harmony have been included in our consolidated financial results from the date of acquisition.

The total purchase consideration was $2.72 million in cash of which $250 is deferred. A net working capital adjustment decreased consideration transferred by $24. We incurred approximately $250 in acquisition related costs. These costs are included within expenses in connection with business acquisition and organization costs in the Consolidated Statement of Operations.

The Company recognized amortizable trade name intangible assets and customer relationships intangible assets as part of the acquisition. The Company will amortize the trade name over five years, and the customer relationships over twelve years.

Fair valuation of consideration transferred
Total consideration transferred	$2,697
Less deferred consideration	(250)
Less cash acquired	(272)

Total fair value of consideration transferred	2,175

Recognized amounts of identifiable assets acquired and liabilities assumed
Accounts receivable	474
Prepaid and other current assets	7
Property, plant and equipment	265
Intangible assets subject to amortization	1,300
Accounts payable	(39)
Accrued expense and other current liabilities	(26)
Accrued income tax	(283)
Deferred tax liability	(435)

Net recognized amounts of identifiable assets acquired	1,263

Goodwill	$1,162

During the year ended December 31, 2019, the Company paid $151 in earnout consideration to the former owners of Harmony Leasing upon the attainment of specified operating results. The Company expensed this amount in the Consolidated Statement of Operations.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

5.	Prepaid and Other Current Assets

Prepaid and other assets consist of the following:

Derivative contracts	$6,285
Income and other taxes	2,112
Insurance	5,236
Vendor rebates	687
Rent	403
Deferred compensation expenses	234
Deposits and advances	1,354
Service agreements	31
Maintenance and licenses	107
Employee compensation and benefits	685
Other prepaid assets	2,755

Total prepaid and other assets	$19,889

6.	Property, Plant and Equipment, Net

Property, plant and equipment, net consists of the following:

Land	$78,396
Buildings and improvements	477,256
Machinery and equipment	130,559
Furniture and fixtures	13,456
Motor vehicles	15,484
Construction in progress	7,293

Property, plant and equipment	722,444
Less: Accumulated depreciation	(154,650)

Property, plant and equipment, net	$567,794

The Company recorded depreciation expense related to these assets of approximately $37 million for 2019.

Property, plant and equipment, net includes capital lease assets consisting of the following:

Land	$7,215
Buildings and improvements	13,299
Machinery and equipment	30,070
Motor vehicles	9,907

Capital lease assets	60,491
Less: Accumulated depreciation	(13,875)

Capital lease assets, net	$46,616

The depreciation of assets under capital leases was approximately $4.3 million at December 31, 2019.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

One of the Company’s acquired subsidiaries sold several buildings prior to and during 2014, and simultaneously leased these buildings back. These leases are accounted for as sale-leaseback financing obligation based on the accounting guidance in accordance with ASC 840, Leases. The future minimum payments for these leases and facility financing obligations are included in the information disclosed in Note 11, Leases and Sale- Leaseback Financing Obligations.

Property, plant and equipment, net include real estate assets accounted for as sale-leaseback financing obligations consisting of the following:

Land	$1,386
Buildings and improvements	124,614

Assets under sale-leaseback	126,000
Less: Accumulated depreciation	(27,596)

Sale-leaseback assets, net	$98,404

The amortization of real estate assets accounted for as sale-leaseback financing obligations was approximately $6.5 million at December 31, 2019.

7.	Investments

Investments consist of the following:

Balance Sheet location
Equity method investments	Investment in unconsolidated subsidiary	$21,121

Equity method investments

Our investments consist of equity investments where we hold significant influence over investee actions and which we account for under the equity method of accounting.

Holding Latam Logistics Ltd.

On December 11, 2014, Agro Merchants LATAM Holdings S.a.r.l (“AM LATAM Sarl”) purchased shares in Holding Latam Logistics Ltd. (incorporated in the Cayman Islands) (“HLL Ltd”) to obtain a 26.1% equity interest in Agrofundo Brazil II Fundode Investimento em Participações (“FIP”). The FIP owns all the issued and outstanding shares of common stock of Agro Improvement Participações S.A. (“Agro Improvement”), a sociedade anônima, duly organized and existing under the laws of Brazil. During 2015 AM Latam Sarl made an additional investment of $3.8 million in HLL Ltd, which in turn invested the amount in FIP. As a result of the additional funding by the Company and other quota holders of FIP, the Company’s equity interest in FIP decreased to 22.12% as of December 31, 2016. There have been no changes in the ownership percentage since then.

The Company has a call right that enables it to purchase all the issued and outstanding shares of Agro Improvement starting on January 1, 2019 through January 7, 2023. The FIP has a put right that requires the Company when exercised to purchase from it all the issued and outstanding shares of Agro Improvement starting on July 1, 2019 through January 7, 2023. The call and put rights are recorded at the fair values of the rights as of the date of the investment. We recorded a net adjustment of $3.4 million to the investment resulting from the fair value of the put and call option at the date of the investment. This amount is included in other long-term liabilities on the Consolidated Balance Sheet as disclosed in Note 13, Other Long-Term Liabilities.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

As of December 31, 2019 the carrying value in HLL Ltd was $21.1 million. During the year ended December 31, 2019, an amount of $430 loss, was recognized as an equity method result in the Consolidated Statement of Operations.

8.	Goodwill and Intangible Assets

The Company has elected the private company accounting alternative to amortize goodwill on a straight-line basis of a 10 year period. The accounting alternative requires an impairment test to be performed when a triggering event occurs and not on an annual basis at the entity level as more fully discussed in Note 2,Summary of Significant Accounting Policies.

During 2019 the Company identified certain triggering events. As such, the Company performed an impairment test at the entity level. The assessment utilized both an income approach, the discounted cash flow method, a market approach, and the guideline public company method, to estimate fair value. In determining the fair value, equal weight is placed on the income approach and the market approach. The Company’s fair value was determined to exceed the carrying value at December 31, 2019 and thus no impairment was recorded.

The following table presents the reconciliation of changes in goodwill:

Balance as of January 1, 2019	$76,923
Changes in goodwill related to acquisitions	3,252
Foreign currency translation adjustment	(284)
Amortization	(8,733)

Balance as of December 31, 2019	$71,158

The Company estimates future amortization expense to be as follows:

Years Ended December 31,
2020	$8,831
2021	8,831
2022	8,831
2023	8,831
2024	10,125
Thereafter	25,709

$71,158

Intangible assets consist of the following:

Intangible assets with indefinite lives
Licenses	$2,863
Intangible assets with finite lives
Trade names	32,018
Customer relationships	90,208

Intangible assets	125,089
Less: Accumulated amortization	(46,141)

Intangible assets, net	$78,948

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Company recorded an impairment of $1.9 million to customer relationships and tradenames in the year ended December 31, 2019.

The amortization expense was approximately $13.5 million for 2019. The total weighted average amortization period for customer relationship and trade names is approximately 14.23 years and there are no residual values.

The Company estimates future amortization expense relating to intangible assets with finite lives to be as follows:

Years Ended December 31,
2020	$11,255
2021	9,638
2022	9,186
2023	6,982
2024	6,400
Thereafter	32,624

$76,085

9.	Other Long-Term Assets

Other long-term assets consist of the following:

Long-term derivative contracts	$7,753
Lease incentives	733
Long-term deposits	531

Total other long-term assets	$9,017

10.	Accrued Liabilities

Accrued liabilities consist of the following:

Compensation and benefits payable	$12,885
Freight charges	2,292
Derivative contracts	2,020
Capital expenditure	1,135
Legal and professional fees	2,884
Utilities	1,148
Accrued taxes	1,205
Deferred purchase consideration	150
Customer rebates	146
Dividends payable	297
Interest	811
Other accrued liabilities	6,097

Total accrued liabilities	$31,070

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

11.	Leases and Sale-Leaseback Financing Obligations

Capital Leases

We record capital lease obligations and leased property, plant and equipment at the present value of future lease payments based upon the terms of the related lease. As of December 31, 2019, our capital leases have expiration dates ranging from 2020 to 2030.

The annual future payments under capital lease obligations at December 31, 2019 are as follows:

Years Ended December 31,
2020	$8,507
2021	6,552
2022	6,228
2023	3,290
2024	2,532
Thereafter	6,088

33,197
Amount representing interest	(1,144)

Present value of minimum lease payments	$32,053

Operating leases

We have entered into leases for warehouse facilities, office space, and certain machinery and equipment that are classified as operating leases. Initial lease terms range from three to twenty years and contain various periods of free rent and renewal options. However, we record rent expense on a straight-line basis over the initial lease term and any renewal periods that are reasonably assured. We do not have any leases that require rental payments based on contingent events.

The annual future minimum lease payments under operating leases at December 31, 2019 are as follows:

Years Ended December 31,
2020	$24,432
2021	23,845
2022	22,574
2023	20,687
2024	21,033
Thereafter	221,419

$333,990

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Sale-leaseback financing obligations

Sale-leaseback financing obligations of real estate-related long-lived assets consist of the following:

	Maturity	Interest rate as of December 31, 2019	2019
3 facilities - 2007	July 2031	10%	$68,806
1 facility - 2013	December 2033	10%	5,715

Principal amount of sale-leaseback financing obligation			74,521
Current maturities of sale leaseback financing obligation			(1,461)

Sale-leaseback financing obligation			$73,060

The Company completed a sale-leaseback transaction for three of its warehouse facilities that was accounted for as financing. The initial term of the agreement is 20 years and rent payments increase every five years. The rent payments increase by the lesser of 125% of the cumulative increase in the Consumer Price Index over the related five-year period or 9%. The agreement’s termination date is July 31, 2031 and has an implicit interest rate of 10%. The long-lived assets are being depreciated on a straight-line basis over their remaining economic useful life.

The Company completed a sale-leaseback transaction for one of its warehouse facilities that was accounted for as financing. The initial term of the agreement is 20 years and includes six 5-year renewal periods. The rent payments increase every five years by the lesser of the cumulative increase in the Consumer Price Index over the related five-year period or 12%. The agreement’s termination date is December 31, 2033 and has an implicit interest rate of 10%. The long-lived assets are being depreciated on a straight-line basis over their remaining economic useful life.

The annual future minimum lease payments, inclusive of certain obligations to be settled with the residual value of the related long-lived assets upon expiration of the lease agreement, of the sale-leaseback financing obligations at December 31, 2019 are as follows:

Years Ended December 31,
2020	$8,833
2021	8,833
2022	9,446
2023	9,568
2024	9,617
Thereafter	95,503

141,800
Amount representing interest	(67,279)

Present value of minimum payments	$74,521

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

12.	Long-Term and Related Party Debt

Long term and related party debt consist of the following:

North America
Term loans
Morgan Stanley and US Bank	$150,179
Revolving credit facility	6,647
Europe
Term loans
Morgan Stanley and US Bank	240,404
Various banks	11,649
HSBC	99,603
Revolving credit facilities
Various banks	15,334
Asia Pacific
Term loans
Morgan Stanley and US Bank	16,017

Principal amount of total debt obligations	539,833
Debt issuance costs	(15,016)

Long-term and related party debt less debt issuance costs	524,817
Current maturities of long-term and related party debt and revolving credit facilities	(13,511)

Total long-term, related party debt and revolving credit facilities, less current maturities	$511,306

As of December 31, 2019, the maturities of our debt for the next five years are as follows:

Years Ended December 31,
2020	$13,511
2021	4,912
2022	21,833
2023	6,858
2024	339,412
Thereafter	153,307

$539,833

Morgan Stanley and US Bank Term Loans

On December 6, 2017, the Company, through its wholly owned subsidiaries Agro Merchants NAI Holdings, LLC (“Agro NAI”), Agro Merchants European Holdings Sarl (“Agro EU Sarl”) and Agro Merchants APAC Sarl, entered into a joint credit agreement with Morgan Stanley that provided a $360 million term loan (“Lien 1”) and a joint credit agreement with US Bank that provided a $80 million term loan (“Lien 2”). These loans mature on December 6, 2024 and June 6, 2025 respectively.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Oaktree, a related party, has contributed balances outstanding of $50.1 million of the initial $360 million of Lien 1 borrowing as of December 31, 2019.

The Lien 1 and 2 term Loans are unconditionally guaranteed by the Company and substantially all of its directly and indirectly owned subsidiaries (together the “Guarantors”) on a joint, several, irrevocably and unconditional basis. The Guarantors entered into security agreements under which all obligations of the Lien 1 and Lien 2 debt will be collateralized by certain assets of the Guarantors, including a pledge of the equity of the Company and all other Guarantors.

An amount of $2.5 million has been amortized to interest expense in the period ending December 31, 2019.

The Lien 1 and 2 loan Agreement contains customary affirmative and negative covenants the Company is required to satisfy. As of the reporting date the Company is not in breach of any of these covenants.

Lien 1

The loan agreement with Morgan Stanley requires the Company to repay the aggregate term loan in full on the maturity date. The Company can voluntarily cancel and repay the whole or part of the facility prior to the maturity date without premiums or penalties. The Company is required to make quarterly repayments of $875 with the first payment on March 31, 2018 and the last repayment on September 30, 2024. Furthermore, the Company is required to make mandatory prepayments in certain circumstances, which includes excess cash flow with the first payment commencing after December 31, 2018. The prepayment amount will be calculated based on an amount equal or lesser than 50% of the excess cash flow during the financial year, depending on certain ratio testing results and less voluntary prepayments during the prior year. The Company has made no prepayments in 2019.

The Lien 1 loan bears interest at the selected LIBOR rate plus an applicable margin of 3.75% per annum. Interest is payable at the end of each interest period.

Lien 2

The loan agreement with US Bank requires the Company to repay the aggregate term loan in full on the maturity date. The Company can voluntarily cancel and repay the whole or part of the facility prior to the maturity date without premiums or penalties, unless such (partial) repayment is prior to December 6, 2018, December 6, 2019 and December 6, 2020 whereby a prepayment premium of 3%, 2% and 1% apply respectively, provided that the first 33% of the loan is not subject to the prepayment premium at any time. A voluntary prepayment was done in March 2019 in the amount of $6.4 million.

The Company is required to make mandatory prepayments in certain circumstances, including excess cash flow with the first payment commencing after December 31, 2018 based on an amount equal or lesser than 50% of the excess cash flow during the financial year, depending on certain ratio testing results, less any payment related to excess cash flow on the Lien 1 term loan, less voluntary prepayments during the prior year.

The Lien 2 loan bears interest at the selected LIBOR rate plus an applicable margin of 8% per annum. Interest is payable at the end of each interest period.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Wells Fargo Asset-Based Loan

On December 6, 2017, the Company entered into a joint Asset-Based Revolving (“ABL”) credit facility with initial revolving credit commitments of $60 million with Wells Fargo. The ABL allows the Company to draw funds up to a certain calculated amount based on the level and composition of current trade Accounts Receivables (“Borrowing base”). Amounts borrowed may be repaid and subsequent borrowings made at any time during the term of the agreement. As per December 31, 2019 the balance was $17.1 million (Euro denominated borrowings of €15.2 million) drawn. The ABL agreement contains customary affirmative and negative covenants the Company is required to satisfy. This loan matures on December 6, 2022.

The Company is required to make mandatory repayments in case the facility usage exceeds the maximum amount as per the most recent “Borrowing base”. Base rate loans refer to loans drawn that bears interest at a rate determined by a reference to the Base rate which is as follows. USD Base rate loans drawn on the ABL bear interest at a fluctuation rate per annum equal to the greatest of (i) the Federal Funds rate plus 0.5%, (ii) the prime rate as announced by Wells Fargo from time to time, (iii) the LIBOR Rate plus 1% or (iv) 0% plus a margin dependent on the average excess availability. Other currency denominated Base rate loans drawn on the ABL bear interest at a fluctuation rate per annum equal to the greatest of the LIBOR Rate plus 1% or 0% plus a margin dependent on the average excess availability. The applicable margin for 2019 was 1.5%. LIBOR rate loans refers to loans drawn that bears interest at a rate determined by a reference to the LIBOR rate which bear interest at the greatest of the selected LIBOR rate and 0% plus a margin of 1.50% which is dependent on the average excess availability.

The Company is charged an Unused Line fee up to 0.375% of the facility. Interest is payable at the end of each interest period.

HSBC Facility Agreement

On May 30, 2018, the Company, through its wholly owned subsidiaries Whitchurch RE Ltd, Lurgan RE 1 Ltd, Lurgan RE 2 Ltd, Lough Eghish RE Limited, Castlebleyney RE Limited, Westland RE B.V., Barneveld RE B.V., Maasvlakte RE B.V. and Urk RE B.V. entered into a multicurrency term loan facility (“HSBC Facility”) with an aggregate amount equal to the total commitments of $100 million with HSBC Bank PLC, maturing on April 30, 2023.

The purpose of the HSBC Facility allows the Company to draw funds up to a certain calculated amount based on the property commitments which shall be applied towards: (re-)financing the cost of acquisition of the committed properties, financing a permitted acquisition including a permitted development, refinancing all or part of the existing financing arrangements, general corporate purposes (including capital expenditure) and payment of a permitted distribution; and payment of any fees, costs and expenses, stamp registration and other taxes (other than VAT) incurred in connection with the above.

An amount of approximately $532 has been amortized to interest expense in the period ended December 31, 2019.

Euro loans drawn on the facility bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.10% plus EURIBOR. USD loans drawn on the facility bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.65% plus LIBOR and GBP loans bear interest at a fluctuation rate per annum equal to the aggregate of the margin of 2.4% plus LIBOR. Interest is payable on a quarterly basis, with the first payment on July 1, 2018. Commitment fees are computed at a rate of 0.75% per annum on the lender’s available commitment during the period and are payable quarterly in arrears.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Company is required to make mandatory prepayments in certain circumstances, including illegality for lenders to perform their obligations, a change in control or a voluntary cancellation. The Company may voluntarily prepay the HSBC facility, in whole or in part, at any time if it results in a minimum of $1 million base currency reduction in the loan.

The HSBC facility is unconditionally guaranteed by the Company, through its wholly owned subsidiaries AM UK RE Holdco Ltd, Agro Merchants IR RE Holdco Limited, AM NL RE Holdco 1 B.V., AM NL RE Holdco 2 B.V., Whitchurch RE Ltd, Lurgan RE 1 Ltd, Lurgan RE 2 Ltd, Lough Eghish RE Limited, Castlebleyney RE Limited, Westland RE B.V., Barneveld RE B.V., Maasvlakte RE B.V. and Urk RE B.V. (together the “Guarantors”) on a joint, several, absolute and unconditional basis.

On May 30, 2018 the Guarantors entered into security and pledge agreements. Under the Security and Pledge Agreements all obligations of the HSBC Facility will be collateralized by certain assets of the Guarantors.

The HSBC Facility Agreement contains customary affirmative, negative and financial covenants the Company is required to satisfy.

13.	Other Long-Term Liabilities

Other long-term liabilities consist of the following:

Derivative contracts	$4,208
Put and call option liability	3,411
Employee benefit obligations	1,647
Deferred gain	847
Other long-term liabilities	368

Total other long-term liabilities	$10,481

14.	Redeemable Noncontrolling Interest

On December 31, 2014, AM LATAM Sarl acquired a 65% controlling interest in Frigorifico Andino S.A. (“Icestar”), a close corporation duly organized under the laws of Chile, located in Santiago, Chile. The Company entered into reciprocal put and call options with the Icestar Minority Shareholders (“Icestar MS”) with respect to the 35% of Icestar shares held by the Icestar MS. The Icestar MS has an irrevocable and exclusive right (“Put Right”) to require the Company to purchase all or a portion of the Icestar MS’s shares in Icestar. The Put Right is exercisable after January 1, 2018 and expires on December 31, 2024. There has been no exercise of the Put Right as of December 31, 2019.

The Company has an irrevocable and exclusive right (“Call Right”) to require the Icestar MS to sell all or a portion of its shares in Icestar to the Company. The Call Right starts on January 1, 2019 and expires on December 31, 2024. There has been no exercise of the Call Right as of December 31, 2019.

The redeemable noncontrolling interest was recorded at its fair value as of the acquisition date and is adjusted to its redemption value on an annual basis.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The following table presents the reconciliation of changes in the redeemable noncontrolling interest (“NCI”):

Balance as of January 1, 2019	$6,770
Adjustment of put right to redemption value	(887)
Net loss attributable to redeemable NCI	(196)
Other comprehensive loss attributable to redeemable NCI	(425)
Declared dividend attributable to redeemable NCI	105

Balance as of December 31, 2019	$5,367

15.	Accumulated Other Comprehensive Loss

The table below summarizes changes to each component of accumulated other comprehensive loss (“AOCI”), net of tax, attributable to Agro Global:

	Cumulative Translation Adjustment	Defined Benefit Pension and Postretirement Plans	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2018	$(23,044)	$(331)	$(23,375)
Other comprehensive loss before reclassification	(13,493)	52	(13,441)

Net current period other comprehensive loss	(13,493)	52	(13,441)

Balance at December 31, 2019	$(36,537)	$(279)	$(36,816)

During the year ended December 31, 2019, the foreign currency translation adjustment in accumulated other comprehensive loss was primarily due to the weakening of the Euro by approximately 2.0%, the strengthening of the British Pound by approximately 3.5%, and due to the weakening of the Chilean Peso of approximately 5.8%.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

16.	Income Tax

The company is organized and subject to tax under the laws of the Cayman Islands. Its subsidiaries are subject to the local income tax laws in the jurisdictions in which they operate and are subject to tax rates between 12.5% and 30%. As of December 31, 2019, the Company’s primary tax jurisdictions are the U.S., Austria, Ireland, United Kingdom, Netherlands, Spain, Portugal, Poland and Australia, with federal and state or provincial income tax rates of that range from approximately 12.5% to 30%.

Significant components of income tax expense for continuing operations are as follows:

Current income tax expense
Unites States federal	$(14)
Foreign	(1,097)

Total current provision for income tax expense	(1,111)

Deferred income tax benefit
Foreign	3,963

Total deferred benefit for income tax	3,963

Total income tax benefit	$2,852

Significant differences between the Company’s statutory rate and effective rate relate to the impact of permanent book/tax differences, differences in local jurisdiction tax rates, goodwill amortization, and changes in the valuation allowance against deferred tax assets.

Significant components of our deferred tax assets and liabilities are as follows:

Gross deferred income tax assets
Net loss carryforwards	$18,681
Accrued long-term debt	24,580
Accruals and reserves	12,410
Other	1,791

Total gross deferred income tax assets	57,462

Gross deferred income tax liabilities
Acquired intangible assets	(3,212)
Book and tax basis differences on assets	(51,133)

Total gross deferred income tax liabilities	(54,345)
Less: Valuation allowance	(32,478)

Net deferred income tax liabilities	$(29,361)

The net deferred tax liability is recognized as follows:
Noncurrent deferred income tax assets	$4,716
Noncurrent deferred income tax liabilities	(34,077)

Net deferred tax liability	$(29,361)

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Company is permanently reinvested with respect to its investment in its foreign subsidiaries. No deferred income tax liability related to unremitted earnings has been included in the Company’s provision for income taxes. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to income taxes and withholding taxes payable in various jurisdictions, which could potentially be offset by foreign tax credits. The Company had an aggressive acquisition strategy during 2019 that resulted in little to no free cash flows beyond working capital in most territories. For those subsidiaries with book basis in excess of tax basis, the Company has an aggressive growth strategy and therefore plans to reinvest earnings in the applicable jurisdiction or in other investments. As of December 31, 2019, the Company has no intention to repatriate any current year or future earnings.

The Company has identified the deferred tax assets and liabilities of each entity in each jurisdiction separately, and assessed the likelihood of realizing the deferred tax assets for each entity (or consolidated return filing group of entities) based on the positive and negative evidence applicable to those specific entities. The primary evidence considered by the Company included its recent history as well as what the Company projects for future periods. The Company has provided the most significant weighting to subjective evidence of previous earnings. Management uses judgment in weighting all of the positive and negative evidence in determining whether it is more likely that not the Company will realize its deferred tax assets.

Due to the history of losses in certain subsidiaries, the Company does not believe that sufficient objective and positive evidence currently exists to conclude that the recoverability of certain of its deferred tax assets is more likely than not. Consequently, the Company has provided valuation allowances of $32.48 million as of December 31, 2019. The valuation allowance for deferred tax assets increased by $7.61 million in 2019. The increase was primarily the result of changes in the valuation allowance for the Company’s U.S. subsidiaries and a change for certain of the Company’s European subsidiaries.

As of December 31, 2019, there is $203 of unrecognized tax benefits that if recognized would effect the annual effect tax rate. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties as a component of income tax expense. The Company recognized approximately $18 in interest and penalties during the year ended December 31, 2019 and had approximately $66 for the payment of interest and penalties accrued as of December 31, 2019.

The following table describes the tax years that remain subject to examination by major tax jurisdictions:

Tax Jurisdictions	Open Years
United States (federal and state)	2016 - 2019
Non - United States	2016 - 2019

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

17.	Share-Based Compensation

The following table summarizes the amount of share-based compensation, net of estimated forfeitures, included in the Consolidated Statement of Operations:

Class A-1 Unit based compensation	$900
Class A-2 Unit based compensation	6
Class B Unit based compensation	686
Repurchased shares in excess of fair market value	3,717

Balance as of December 31, 2019	$5,309

Class A-1 Units Compensation

Agro Global has the discretion to grant to eligible employees of the Company Class A-1 Units in Agro Global as determined by the Board of Directors and defined in the Third Amended and Restated Partnership Agreement (the “Agreement”). The Class A-1 Units vest 80% over the service period as stated in the participant’s agreement and the remaining 20% vest upon a change in control event. Share-based compensation expense is calculated at the grant date based on the calculated fair value of the award. Agro Global has a call right that it may exercise upon a participant’s termination. The Company does not currently believe it is probable that the call right will be exercised. As such, under the guidance of ASC 718, the Company concluded that the awards are to be classified as equity. In the event that an employee terminates and the Company exercises the call within six months of vesting, the award will be reclassified as a liability in accordance with ASC 718.

During the year ended December 31, 2019, Agro Global granted 150, Class A-1 Units, respectively to various employees of the Company. The grant date fair value for awards issued in 2019 was determined utilizing the following assumptions for valuations performed at December 31, 2019:

Expected volatility	55%
Expected life	2.5 years
Risk-free rate	1.60%
Expected dividend yield	—
Grant date fair value of awards	$51

For the year ended December 31, 2019, total share-based compensation expense relating to Class A-1 units was $485. The total future share-based compensation expense related to Class A-1 units is $859 at December 31, 2019. For the year ended December 31, 2019, 201 Class A-1 Units were forfeited.

In addition, to Class A-1 Units granted during the year, the Company recorded additional compensation costs related to previous awards that were granted to employees and nonemployees that were exchanged for A-1 units in 2017. For the year ended December 31, 2019, incremental A-1 Unit Compensation cost recognized in the Consolidated Statement of Operations is $415.

Class A-2 Units Compensation

Class A-2 units have same rights as Class A-1 excluding voting rights. Class A-2 units were issued in 2017 in exchange for previous equity awards and there have been no additional issuances of Class A-2 units in 2019. For the year ended December 31, 2019, Class A-2 Unit Compensation cost recognized in the Consolidated Statement of Operations is $6.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Class B Units Compensation

In 2017, Agro Global adopted a Class B Profits Interest Plan whereby eligible employees were granted Class B Units in Agro Global as determined by the Plan Administrator. The Class B Units are intended to represent “profits interests”. The Class B Units participate in pro rata distributions after the Class A-1 and Class A-2 Units have received (1) the preferred return, and (2) return of original capital investment. Class B units vest ratably over a four year service period. Share-based compensation expense is calculated at the grant date based on the calculated fair value of the award. Agro Global has a call right that it may exercise upon a participant’s termination. The Company does not currently believe it is probable that the call right will be exercised. As such, under the guidance of ASC 718, the Company concluded that the awards are to be classified as equity. In the event that an employee terminates and the Company exercises the call within six months of vesting, the award will be reclassified as a liability in accordance with ASC 718.

During the year ended December 31, 2019, Agro Global granted 2.15 Class B Units, respectively to various employees of the Company. The grant date fair value was determined utilizing the following assumptions:

Expected volatility	55%
Expected life	2.5 years
Risk-free rate	1.60%
Expected dividend yield	—
Grant date fair value of awards	$217

For the year ended December 31, 2019, total share-based compensation expense relating to Class B units was $686. The total future share-based compensation expense related to Class B units is $1.26 million at December 31, 2019. For the year ended December 31, 2019, 0.79 Class B Units were forfeited.

Class A-1 and A-2 Unit Repurchases

The Company has entered into an agreement in 2018 with current employees that hold Class A-1 Units and A-2 Units in the Company. The Company has granted the employees the right to put Class A-1 Units and Class A-2 Units back to the Company at a stated repurchase price over a defined period of time (through December 31, 2018 and December 31, 2019), at a specified time and upon the realization of certain financial results. The stated repurchase price is currently above the fair value of the units and therefore, the excess consideration transferred over the fair value is considered compensation cost under ASC 718. The repurchased shares are reflected as a reduction of additional paid in capital in the Company at the stated fair value with the excess reflected as compensation expense. During the year ended December 31, 2019 the Company repurchased 5,343 Class A-1 units. For the year ended December 31, 2019, the aggregate excess of the stated repurchase price over the fair value of Class A-1 Units resulted in compensation cost of $3.6 million reflected in the Consolidated Statement of Operations.

The Company determined that the financial results condition was met during the year ended December 31, 2018 and accounted for the additional 500 units that are puttable back to Agro Global. The Company settled the liability during the year ended December 31, 2019.

The Company also accounted for awards which were likely to be put back to the Company in 2019 as of December 31, 2018. This liability was settled during the year ended December 31, 2019 when the employee put the 600 units back to Agro Global. The excess of the stated repurchase price over the fair value of shares resulted in compensation cost of $150 for the year ended December 31, 2019 and is reflected in the Consolidated Statement of Operations

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

18.	Revenue from Contracts with Customers

Disaggregated Revenue

The following table represents a disaggregation of revenue from contracts with customers for the year ended December 31, 2019 by region and by service:

	December 31, 2019
	Lease, Storage and Handling	Warehouse Services	Transportation	Product Sales	Other	Total
Region
North America	$103,768	$66,947	$34,554	$10,317	$—	$215,586
Europe	97,708	36,833	141,718	8,717	3,449	288,425
ROW	13,696	2,225	553	—	708	17,182

Total Revenues	$215,172	$106,005	$176,825	$19,034	$4,157	$521,193

Contract Balances

Billing may occur weekly or monthly, subsequent to revenue recognition, resulting in contract assets (unbilled revenue). However, the Company may bill and receive advances or deposits from customers, particularly on storage and handling services, before revenue is recognized, resulting in contract liabilities. As of December 31, 2019, the Company determined that all amounts billed to customers relating to storage and handling fees are properly presented as receivables. As of December 31, 2019, the Company determined that contract liabilities were immaterial to the consolidated financial statements. The Company determined that all amounts are appropriately reflected as deferred revenue. Substantially all revenue that was included in the contract liability balances at the beginning of 2019 has been recognized as of December 31, 2019, and represents revenue from the satisfaction of monthly storage and handling services with average inventory turns of approximately 30 days.

19.	Postretirement and Other Employee Benefits

Defined Contribution Plans

Certain of the subsidiaries of the Company offers defined contribution plans (the “Plan”) for its employees. Under the Plan provisions, the subsidiary may match a portion of the participating employee’s contribution. During the year ended December 31, 2019, these subsidiaries made $1.7 million and in matching contributions.

At AGRO Merchants Wien Holding GmbH (“WKF Holdings”) and AGRO Merchants Wien GmbH (“WKF”) employee benefit obligations are considered a funded defined benefit plan for the severance obligations and unfunded defined benefit plan for the service anniversary bonuses in accordance with ASC 715, Compensation – Nonretirement Postemployment Benefits.

Service Anniversary Benefit Obligation

Employees at WKF Holding and WKF in Austria are eligible to receive service awards (Jubilee Plans). Under this plan, eligible employees receive a cash bonus after 25, 30, 35, 40 and 45 years of service. The compensation is accrued as earned over the period of service, taking into account the employee turnover rate.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The following table provides a reconciliation of the changes in the service anniversary benefit obligation:

Benefit obligation at January 1, 2019	$722
Service cost	35
Interest cost	10
Actuarial loss	7
Benefit paid	(93)
Currency translation adjustment	(14)

Benefit obligation at December 31, 2019	$667

The following table provides the components of net periodic benefit cost recognized in the Consolidated Statement of Operations for the service anniversary benefit obligation:

Service cost	$35
Interest cost	10
Amortization of net loss	7

Net periodic benefit cost	$52

The rates used in the measurement of the service anniversary benefit obligation as of the applicable measurement date were:

Discount rate	0.90%
Rate of compensation increase	2.50%
Employee turnover rate*	0.0% -10.1%

The Company estimates the net periodic cost for the year ending December 31, 2020 to be $39.

The total benefit payments expected to be paid to participants funded from Company assets are as follows:

Years Ended December 31,
2020	$28
2021	12
2022	133
2023	62
2024	93
Thereafter	832

$1,160

Severance Benefit Obligation

Employees at WKF Holdings and WKF who joined the Company before January 1, 2003 are entitled to severance payments (Abfertigung ALT) upon reaching retirement age or in the event that their employment contract is terminated. The entitlement is determined by the years of service and the employee’s final salary. These obligations are accounted for as defined benefit plans.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The following table provides a reconciliation of the changes in the severance benefit obligation:

Benefit obligation at January 1, 2019	$1,667
Service cost	59
Interest cost	24
Actuarial loss	56
Benefits paid	(63)
Currency translation adjustment	(33)

Benefit obligation at December 31, 2019	$1,710

The following table provides a reconciliation of the changes in the plan’s assets:

Fair value of plan assets at January 1, 2019	$1,035
Employer contributions	48
Actual return on plan assets	21
Benefits paid	(62)
Currency translation adjustment	—

Fair value of plan assets at December 31, 2019	$1,042

The plan assets are held in an insurance annuity contract. Investments are classified based on the lowest level of input that is significant to the fair value measurement. The fair value of the insurance contract is determined based on the cash surrender value of the insurance contract, with an independent insurance company. The contract is classified within level 3 of the valuation hierarchy.

The following table sets forth the amounts recognized in the Consolidated Balance Sheet with respect to the plan:

Fair value of plan assets	$1,042
Benefit obligation	(1,710)

Funded status at December 31, 2019	$(668)

The following table provides the components of net periodic benefit cost recognized in the Consolidated Statement of Operations for the severance benefit obligation:

Service cost	$59
Interest cost	24
Amortization of net loss	4

Net periodic benefit cost	$87

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The costs of the Company’s defined benefit pension plan are actuarially determined. The key assumption used in the measurement of the severance benefit obligation as of the applicable measurement date were:

Discount rate	0.09%
Rate of compensation increase	2.50%
Employee turnover rate*	0.0% - 10.1%

*	Depending on employee age

The Company estimates the net periodic cost for the year ending December 31, 2020 to be $84.

The total benefit payments expected to be paid to participants funded from Company assets are as follows:

Years Ended December 31,
2020	$20
2021	73
2022	26
2023	431
2024	123
Thereafter	1,715

$2,388

20.	Derivative Instruments and Risk Management

Risk Management Policies

The Company is exposed to market risk, primarily related to foreign exchange rates and interest rates. These exposures are actively monitored by management. To manage the volatility relating to certain of these exposures, the Company enters into derivative instrument agreements from time to time. The objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign currency rates and interest rates. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

Credit Risk Management

The cross-currency swaps discussed below contain an element of risk that the counterparties may be unable to meet the terms of the agreements. However, the Company minimizes such risk exposures for these instruments by limiting the counterparties to banks and financial institutions that meet established credit guidelines and by monitoring counterparty credit risk to prevent concentrations of credit risk with any single counterparty. The Company has not historically incurred, and do not expect to incur in the future, any losses as a result of counterparty default.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Hedging

On December 6, 2017 the Company entered into multiple cross-currency swaps to manage the foreign currency risk that relates to the US dollar debt obligations that are disclosed in Note 12 Long-Term and Related Party Debt. The Company accounts for these derivatives in accordance with ASC 815, Derivatives and Hedging, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

Risk Management Objective and Nature of Risk Being Hedged:

The Company’s risk management objective and strategy is to protect designated monetary amounts of the Company’s net investment in AGRO Merchants Holdings UK Ltd., a GBP-functional-currency subsidiary (“GBP Subsidiary”), against the risk of adverse changes in the EUR-GBP exchange rate.

Variability in the EUR-GBP exchange rate impacts the Company as the consolidated financial statements of GBP Subsidiary are translated each reporting period. In the consolidation process, changes in the EUR-GBP exchange rate affect the Cumulative Translation Adjustment (“CTA”) account, a component of other comprehensive loss. Amounts in CTA are reclassified into earnings at the time the net investment is sold or substantially liquidated.

The Company is hedging the risk of changes in the EUR equivalent value of a portion of its net investment in its consolidated GBP Subsidiary attributable to changes in the EUR-GBP exchange rate between the designation date and maturity date of the hedging instruments described below.

The Hedging Instruments and Hedged Net Investments

The Company is meeting its risk management objective and strategy noted above by holding cross-currency swaps with the following terms (the “Hedging Instrument”):

	Cross-currency swap A	Cross-currency swap B
Index	EUR-GBP Exchange Rate	EUR-GBP Exchange Rate
Pay Notional	GBP 61.31 million	GBP 37.43 million
Pay Rate	3-month GBP-LIBOR plus 3.9575%	3-month GBP-LIBOR plus 4.059%
Receive Notional	EUR 69.44 million	EUR 42.30 million
Receive Rate	3-month EURIBOR plus 3.6175%	3-month EURIBOR plus 3.633%
Effective Date	December 29, 2017
Maturity Date	December 31, 2021

The Company’s wholly owned subsidiaries Agro Merchants Intermediate Holdings LP (“Intermediate Holdings”) and Agro Merchants EU Holdings Sarl entered into cross-currency swaps), which are considered as “internal derivatives”. Intermediate Holdings simultaneously entered into back-to-back cross-currency swaps with external financial institutions, “external derivatives” as included in the table above.

The Hedging Instruments are receive-variable-rate, pay-variable-rate cross-currency swaps, and because the repricing intervals and dates are the same for both legs of the hedging instruments, the swaps meets the qualifying requirements for hedging instruments in net investment hedging relationships.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The Hedging Instruments are designated as a net investment hedge of the risk of changes in the first previously unhedged EUR equivalent value of GBP 61.31 million and first previously unhedged EUR equivalent value of GBP 37.43 million of the Company’s beginning net investment balance (at the inception of the hedging relationship and at the beginning of each quarterly reporting period thereafter) in the GBP Subsidiary (the “hedged net investment”).

Assessment of Hedge Effectiveness:

Hedge effectiveness will be assessed based on overall changes in fair value of the Hedging Instruments (that is, based on changes in forward rates). The assessment of effectiveness will be on a pre-tax basis. The Company employs the use of statistical regression analysis as the effectiveness assessment method.

The Company expects that the Hedging Instruments will be highly effective in offsetting the changes in the value of the hedged net investment attributable to the hedged risk.

Impact on the Consolidated Financial Statements:

The Hedging Instruments will be recorded on the balance sheet at fair value each period, and assuming the hedging relationships qualifies as highly effective, the gain or loss will be recorded in the same manner as the translation adjustment on the hedged net investment (that is, reported in the CTA account).

Balance Sheet Recognition

The following table presents the location on the Consolidated Balance Sheet in which the Company’s derivative instruments have been recognized and the related fair values as of December 31, 2019:

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

	December 31, 2019
	Derivative Assets		Derivative Liabilities		Fair Value
	Gross Fair	Balance Sheet	Gross Fair	Balance Sheet	Hierarchy
	Value	Location	Value	Location	Level
Derivatives designated as a hedge
Morgan Stanley EUR-GBP Cross-currency swaps	$—	Other long-term assets	$(1,226)	Other current liabilities	Level 2
	—	Other long-term assets	(2,367)	Other long-term liabilities	Level 2
Deutsche Bank EUR-GBP Cross-currency swaps	—	Other long-term assets	(794)	Other current liabilities	Level 2
	—	Other long-term assets	(1,593)	Other long-term liabilities	Level 2
Derivatives not designated as a hedge
Morgan Stanley EUR-USD Cross-currency swaps	3,912	Prepaid expenses and other current assets	—	Other long-term liabilities	Level 2
	4,767	Other long-term assets	—	Other long-term liabilities	Level 2
Deutsche Bank EUR-USD Cross-currency swaps	2,373	Prepaid expenses and other current assets	—	Other long-term liabilities	Level 2
	2,986	Other long-term assets	—	Other long-term liabilities	Level 2
Interest rate swaps	—	Prepaid expenses and other current assets	(248)	Other long-term liabilities	Level 2

Total	$14,038		$(6,228)

The table is segregated between those derivative instruments that qualify and are designated as hedging instruments and those that are not, as well as by type of contract and whether the derivative is in an asset or liability position.

Statement of Operations and AOCI Recognition

The following table indicates the amount of gains and losses that have been recognized in Other Comprehensive Loss within “Foreign currency translation adjustment” for the year ended December 31, 2019 for those derivatives designated as net investment hedges:

	Recognized in Other Comprehensive Income
	2019	Line item
Derivatives designated as a hedge
Morgan Stanley EUR-GBP Cross-currency swaps	$5,720	Foreign currency translation adjustment
Deutsche Bank EUR-GBP Cross-currency swaps	3,772	Foreign currency translation adjustment

Total	$9,492

There was no portion of any derivatives designated as net investment hedges considered to be ineffective for the year ended December 31, 2019.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

The following table is a summary of the amounts recorded in the Consolidated Statement of Operations related to fair value changes of derivatives not designated as hedges for the year ended December 31, 2019.

	Recognized in Net Loss
	2019	Line item
Derivatives not designated as a hedge
Morgan Stanley EUR-USD Cross-currency swaps	$(8,339)	Other (income) expense
Deutsche Bank EUR-USD Cross-currency swaps	(5,203)	Other (income) expense
Interest rate swap	(97)	Interest expense, net

Total	$(13,639)

21.	Commitments and Contingencies

We are subject to legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse impact on our financial condition, results of operations or cash flows.

As at December 31, 2019 the group is committed to incur other capital expenditures of approximately $6.1 million relating to an expansion of warehousing facility in Ireland.

22.	Subsequent Events

On March 11, 2020, the World Health Organization declared COVID-19, a virus originating in the Hubei Province of China, a global pandemic causing disruptions to global markets. The outbreak has impacted hundreds of thousands of individuals throughout the U.S. and in response, governments and businesses have implemented measures to combat the outbreak. As of the date of issuance of the consolidated financial statements, the Company’s operations have not been significantly impacted, however, the Company continues to monitor the situation. No asset impairments were recorded as of the balance sheet date as no triggering events or changes in circumstances had occurred as of year-end; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Management has evaluated subsequent events through April 30, 2020, the date which the consolidated financial statements were available to be issued.

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

23.	Additional disclosure – list of European subsidiaries included in the consolidation

The Company owns either directly or indirectly all of the issued and outstanding shares in the following entities:

Agro Merchants Netherlands BV	The Netherlands
Agro Merchants Westland Warehousing BV	The Netherlands
Agro Merchants Westland Packaging BV	The Netherlands
Agro Merchants Westland Holding B.V.	The Netherlands
Agro Merchants NL RE Holdco 1 BV	The Netherlands
Westland RE BV	The Netherlands
Coldstore Netherlands BV	The Netherlands
Agro Merchants Urk BV	The Netherlands
Agro Merchants Maasvlakte BV	The Netherlands
Harthoorn Beheer BV	The Netherlands
Beheermaatschappij Harthoorn BV	The Netherlands
Agro Merchants Barneveld Warehousing BV	The Netherlands
Beheer assemblage BV	The Netherlands
Agro Merchants Barneveld Packaging BV	The Netherlands
Europe Total Logistics	The Netherlands
Agro Merchants NL RE 2 BV	The Netherlands
Barneveld RE BV	The Netherlands
Maasvlakte RE BV	The Netherlands
Urk RE BV	The Netherlands
Agro Merchants Rotterdam Packaging BV	The Netherlands
Agro Merchants Rotterdam Warehousing BV	The Netherlands
Agro Merchants Rotterdam Stevedoring BV	The Netherlands
Agro Merchants Wien GmbH	Austria
Agro Merchants Wien Holding GmbH	Austria
Agro Merchants Ireland Ltd	Ireland
Agro Merchants Dublin Transport Ltd	Ireland
Agro Merchants Lough Egish Ltd	Ireland
Agro Merchants Castleblayney Ltd	Ireland
Novacom Ltd	Ireland
Agro Merchants Ireland Properties Ltd	Ireland
Sawyers Transport Ireland Ltd	Ireland
Agro Merchants IR RE Holdco Ltd	Ireland
Lough Egish RE Ltd	Ireland
Castleblayney RE Ltd	Ireland
FIGI Integrata Srl	Italy

Agro Merchants Global, L.P.

Notes to Consolidated Financial Statements

Amounts in thousands, except unit data

Corteza S.p.z.o.o.	Poland
Agro Merchants Gdansk	Poland
Agro Merchants Portugal Lda	Portugal
Cold Land SGPS SA	Portugal
Agro Merchants Lisboa Transport Unipessoal Lda.	Portugal
Agro Merchants Lisboa Warehousing S.A	Portugal
Agro Merchants Porto Warehousing, S.A.	Portugal
Agro Merchants Spain SA	Spain
Agro Merchants Algeciras SL	Spain
Agro Merchants Barcelona - Palau S.A.	Spain
Agro Merchants Barcelona - Santa Perpetua S.A.	Spain
Zarantepec SL	Spain
Agro Merchants Holdings UK Ltd	United Kingdom
Grocontinental Limited	United Kingdom
Agro Merchants Lurgan Warehousing Ltd	United Kingdom
Ballykeel Freight Ltd	United Kingdom
Sawyers Distribution (Moy) Ltd	United Kingdom
Agro Merchants Lurgan Transport Ltd	United Kingdom
Woolsey Freight Ltd	United Kingdom
Agro Merchants UK RE Holdco Ltd	United Kingdom
Whitchurch RE Ltd	United Kingdom
Lurgan RE 1 Ltd	United Kingdom
Lurgan RE 2 Ltd	United Kingdom